                                                                Exhibit 3.5

                                                           STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 04:30 PM 07/27/1998
                                                          981292024 - 2925785

                            CERTIFICATE OF FORMATION

                                       OF

                       MORNING PRIDE MANUFACTURING L.L.C.

     This Certificate of Formation is being executed and filed by the undersigned, as an authorized person, for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act (Title 6, Del. Code, Section 18-101 et seq.).

     The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

          1. NAME. The name of the limited liability company is Morning Pride Manufacturing L.L.C. (the "Company").

          2. REGISTERED OFFICE AND REGISTERED AGENT. The Company's registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

          3. EFFECTIVENESS. This Certificate of Formation shall be effective on the filing date.

     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the 27th day of July, 1998.


                                                /s/ Douglas E. Glick
                                                --------------------------------
                                                Name:  Douglas E. Glick
                                                Title:  An Authorized Person